December 15, 2010 FOR IMMEDIATE RELEASE	Contact: WaferGen Don Huffman, CFO don.huffman@wafergen.com Joyce Strand joyce.strand@wafergen.com 510-651-4450

WaferGen Announces $7 Million Capital Raise – $5 Million Equity Private Placement Agreement Signed, and $2 Million Credit Facility Closed

Fremont, Calif., December 15, 2010 -- WaferGen Biosystems, Inc. (OTCBB:WGBS), a leading developer of state-of-the-art genomic analysis systems, today announced that its Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd., has signed a purchase agreement with an investor for a $5 million private placement of the Malaysian subsidiary’s Series C-1 redeemable convertible preference shares.  WaferGen also announced that it completed a secured credit facility with Oxford Finance Corporation for a loan in an aggregate principal amount of $2 million.

WaferGen expects to use the net proceeds from the financings for general corporate and working capital purposes, including for the broad commercialization of the WaferGen SmartChip Real-Time PCR system launched in August 2010.

The investor in the private placement is Malaysian Technology Development Corporation Sdn. Bhd., a leading venture capital and development firm in Malaysia, which has previously invested in WaferGen’s Malaysian subsidiary.  The purchase price of the Series C-1 preference shares is $1.55 per share and the closing is expected to occur in December 2010.  The investor has also been granted a right to purchase up to $2.5 million of Series C-2 preference shares of the Malaysian subsidiary at a purchase price of $2.32 per share at any time within 36 months of the closing.  The redeemable convertible preference shares will be converted into shares of common stock of WaferGen on a one-for-one basis within one year of issuance.

The Oxford credit facility is repayable over three years, and interest on loan is fixed at approximately 13% per annum.  The facility is secured by substantially all of the company’s personal property other than intellectual property, and the credit facility agreement contains certain restrictive covenants applicable to the company, which are customary for facilities of this nature.  In connection with the credit facility, WaferGen also issued Oxford warrants to purchase 95,368 shares of common stock at an exercise price of $1.468 per share.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of securities referenced herein, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About WaferGen and the SmartChip Real-Time PCR System
WaferGen Biosystems, Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for genomic analysis for the life science and pharmaceutical industries.  The company currently offers the breakthrough SmartChip Real-Time PCR system, the next-generation Real-Time PCR system for discovery and validation of biomarkers, or gene expression patterns, on a single platform. The company believes that the SmartChip system is ideal for researchers seeking to confirm discoveries made with the growing use of next-generation sequencing.  In addition, the high throughput capabilities of the SmartChip system enable researchers to extend their research across large panels of genes, and hundreds of samples, at a very reasonable cost.

Combined with next-generation chemistry and optimized assays being developed by WaferGen under the guidance of David Gelfand, Ph.D., Chief Scientific Officer and one of the pioneers of PCR, the SmartChip system is designed to provide accurate, highly sensitive and high-throughput gene expression profiling capabilities to researchers, clinicians and pharmaceutical companies.

In addition, the company offers an innovative fee-based service for gene-expression profiling using the SmartChip system.  For additional information, please see http://www.wafergen.com.

Forward-Looking Statements
This press release contains certain "forward-looking statements".  Such statements include statements relating to the anticipated closing  of the Malaysian subsidiary financing, the expected benefits of the SmartChip Real-Time PCR system with respect to next generation sequencing, statements relating to the expected benefits and advantages of the SmartChip service for gene-expression research, statements relating to the expected benefits and advantages of the SmartChip technology to other applications, and other statements relating to future events are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company.  Actual results may differ materially from the expectations contained in the forward-looking statements.  Factors that may cause such differences include the risks that: (i) closing of the Malaysian financing may be delayed or may not be consummated;  (ii) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (iii) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iv) the company’s proprietary intellectual property rights may not adequately protect its products and technologies; and (v) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively.  More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the most recent Form 10-Q.  Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov.  The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.
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